Exhibit 5.1

August 18, 2020

Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
United States

Equity Bancshares, Inc.	Tel +1 214 855 8000
7701 East Kellogg Drive, Suite 300 Wichita, Kansas 67207	Fax +1 214 855 8200 nortonrosefulbright.com

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel for Equity Bancshares, Inc., a Kansas corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission in connection with the issuance by the Company of up to $75,000,000 aggregate principal amount of the Company’s 7.00% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Exchange Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $75,000,000 aggregate principal amount of the Company’s outstanding 7.00% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Outstanding Notes”). The Exchange Notes are to be issued under the Indenture, dated as of June 29, 2020 (the “Indenture”), by and between the Company and UMB Bank, N.A., as trustee (the “Trustee”).

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company, and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to the questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. We have also assumed (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act, and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the prospectus forming a part of the Registration Statement.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Outstanding Notes in the manner described in the prospectus forming a part of the Registration Statement, such Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

August 18, 2020

Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (ii) concepts of materiality, reasonableness, good faith and fair dealing. The opinions expressed above are also subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; (ii) any provision that relates to severability or separability or purports to require that all amendments, supplements or waivers be in writing; or (iii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are expressly limited to the laws of the State of New York and the federal securities laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Kansas, we have relied upon the opinion of Wise & Reber, L.C., special counsel to the Company, which opinion is being filed as an exhibit to the Registration Statement.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP